Exhibit 99.1

DRILLING TOOLS INTERNATIONAL HOLDINGS, INC

DRILLING TOOLS INTERNATIONAL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)	March 31, 2023 (unaudited)	December 31, 2022
ASSETS
Current assets
Cash	$820	$2,352
Accounts receivable, net	30,339	28,998
Inventories, net	4,723	3,281
Prepaid expenses and other current assets	3,665	4,381
Investment - equity securities, at fair value	1,110	1,143

Total current assets	40,657	40,155
Property, plant and equipment, net	49,175	44,154
Operating lease right-of-use asset	20,257	20,037
Intangible assets, net	251	263
Deferred financing costs, net	207	226
Deposits and other long-term assets	386	383

Total assets	$110,933	$105,218

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,046	$7,281
Accrued expenses and other current liabilities	7,611	7,299
Current portion of operating lease liabilities	3,537	3,311
Revolving line of credit	10,896	18,349

Total current liabilities	35,090	36,240
Operating lease liabilities, less current portion	16,739	16,691
Deferred tax liabilities, net	4,301	3,185

Total liabilities	56,130	56,116

Commitments and contingencies (See Note 13)
Redeemable convertible preferred stock
Series A redeemable convertible preferred stock, par value $0.01; 30,000,000 shares authorized, 20,370,377 shares issued and outstanding at March 31, 2023 and December 31, 2022	18,192	17,878
Shareholders’ equity
Common stock, par value $0.01; 65,000,000 shares authorized, 53,175,028 shares issued at March 31, 2023 and December 31, 2022 and 52,363,872 shares outstanding at March 31, 2023 and December 31, 2022	532	532
Additional paid-in-capital	52,476	52,790
Accumulated deficit	(15,353)	(21,054)
Less treasury stock, at cost; 811,156 shares at March 31, 2023 and December 31, 2022	(933)	(933)
Accumulated other comprehensive loss	(111)	(111)

Total shareholders’ equity	36,611	31,224

Total liabilities, redeemable convertible preferred stock and shareholders’ equity	$110,933	$105,218

The accompanying notes are an integral part of these condensed consolidated financial statements.

DRILLING TOOLS INTERNATIONAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(unaudited)

	Three Months ended March 31,
(In thousands, except share and per share amounts)	2023	2022
Revenue, net:
Tool rental	$32,276	$20,417
Product sale	8,523	5,560

Total revenue, net	40,799	25,977
Operating cost and expenses:
Cost of tool rental revenue	8,137	6,315
Cost of product sale revenue	1,303	1,151
Selling, general, and administrative expense	18,423	12,235
Depreciation and amortization expense	5,015	5,076

Total operating costs and expenses	32,878	24,777

Operating income (loss)	7,921	1,200
Other (expense) income:
Interest income (expense)	(573)	216
Gain on sale of property	69	5
Unrealized gain (loss) on equity securities	(33)	410
Other income (expense)	40	(69)

Total other (expense) income, net	(497)	562

Income before income tax (expense)	7,424	1,762
Income tax (expense)	(1,723)	(429)

Net income	$5,701	$1,333
Basic earnings per share	$0.10	$0.02

Diluted earnings per share	$0.07	$0.02

Basic weighted-average common shares outstanding	52,363,872	52,363,872
Diluted weighted-average common shares outstanding	77,145,236	77,145,236

Comprehensive income:
Net income	$5,701	$1,333
Foreign currency translation adjustment, net of tax	—	(75)
Net comprehensive income	$5,701	$1,258

The accompanying notes are an integral part of these consolidated financial statements.

DRILLING TOOLS INTERNATIONAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY

(unaudited)

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock
(In thousands, except share and per share amounts)	Shares	Par Value $0.01 Per Share	Shares	Par Value $0.01 Per Share	Shares	Cost	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
BALANCE, December 31, 2021	20,370,377	$16,689	53,175,028	$532	(811,156)	$(933)	$53,979	$(42,134)	$(284)	$11,160
Accretion of redeemable convertible preferred stock to redemption value		294					(294)			(294)
Foreign currency translation adjustment, net of tax									(75)	(75)
Net income								1,333		1,333

BALANCE, March 31, 2022	20,370,377	$16,983	53,175,028	$532	(811,156)	$(933)	$53,685	$(40,801)	$(359)	$12,124

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock
(In thousands, except share and per share amounts)	Shares	Par Value $0.01 Per Share	Shares	Par Value $0.01 Per Share	Shares	Cost	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
BALANCE, December 31, 2022	20,370,377	$17,878	53,175,028	$532	(811,156)	$(933)	$52,790	$(21,054)	$(111)	$31,224
Accretion of redeemable convertible preferred stock to redemption value		314					(314)			(314)
Foreign currency translation adjustment, net of tax									—	—
Net income								5,701		5,701

BALANCE, March 31, 2023	20,370,377	$18,192	53,175,028	$532	(811,156)	$(933)	$52,476	$(15,353)	$(111)	$36,611

The accompanying notes are an integral part of these consolidated financial statements.

DRILLING TOOLS INTERNATIONAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three months ending March 31,
(in thousands)	2023	2022
Cash flows from operating activities:
Net income	$5,701	$1,333
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	5,015	5,076
Amortization of deferred financing costs	19	55
Amortization of debt discount	—	17
Amortization of operating leases	(220)	910
Bad debt expense	334	56
Deferred tax expense (benefit)	1,116	160
Gain on sale of property	(69)	(5)
Unrealized (gain) loss on equity securities	33	(410)
Unrealized (gain) loss on interest rate swap	105	(711)
Gross profit from sale of lost-in-hole equipment	(4,535)	(2,270)
Changes in operating assets and liabilities:
Accounts receivable	(1,675)	(790)
Prepaid expenses and other current assets	713	89
Inventories, net	(1,442)	(1,338)
Operating lease liabilities	274	(933)
Accounts payable	5,765	(132)
Accrued expenses	207	903

Net cash from operating activities	11,341	2,010

Cash flows from investing activities:
Proceeds from sale of property	80	5
Purchase of property, plant and equipment	(10,815)	(3,566)
Proceeds from sale of lost-in-hole equipment	5,315	2,851

Net cash from investing activities	(5,420)	(710)

Cash flows from financing activities:
Proceeds from revolving line of credit	34,043	21,164
Payments on revolving line of credit	(41,496)	(23,695)
Payments to capital leases	—	(6)

Net cash from financing activities	(7,453)	(2,537)

Effect of Changes in Foreign Exchange Rate	—	(75)
Net Change in Cash	(1,532)	(1,312)
Cash at Beginning of Year	2,352	52

Cash at End of Year	$820	$(1,260)

Supplemental cash flow information:
Cash paid for interest	$444	$436
Non-cash investing and financing activities:
ROU assets obtained in exchange for lease liabilities	$2,516	$149

Undeclared dividends	$314	$294

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 –SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

Drilling Tools International Holdings, Inc. (the “Company”) is a Delaware corporation formed January 2012. The Company manufactures, rents, inspects, and refurbishes downhole drilling tools primarily to companies in the oil and natural gas industry for bottom hole assemblies used in onshore and offshore horizontal and directional drilling. The Company’s United States (“U.S.”) operations have locations in Texas, California, Louisiana, Oklahoma, Pennsylvania, North Dakota, New Mexico, Utah, and Wyoming. The Company’s international operations are located in Canada. Operations outside the U.S. are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws and possible limitations on foreign investment. The Company does not engage in hedging activities to mitigate its exposure to fluctuations in foreign currency exchange rates.

On February 13, 2023, the Company entered into a merger agreement (the “Merger Agreement”) with ROC Energy Acquisition Corp (“ROC”), a special purpose acquisition company, and ROC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ROC (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company with the Company surviving the merger (the “Merger”). As a result of the Merger, the Company will become a wholly-owned subsidiary of ROC, with the stockholders of the Company becoming stockholders of ROC. The transaction will be a combination of cash and equity consideration.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations. However, the Company believes that the disclosures contained within these interim consolidated financial statements comply with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended for interim consolidated financial statements and are adequate to make the information presented not misleading. The interim consolidated financial statements included herein reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus for the year ended December 31, 2022. The consolidated statement of operations and comprehensive income for the three months ended March 31, 2023 is not necessarily indicative of the results to be anticipated for the entire year ended December 31, 2023 or thereafter. All references to March 31, 2023 and 2022 in the notes to the interim consolidated financial statements are unaudited.

COVID-19 Related Credits and Relief

As a response to the COVID-19 outbreak, the U.S. government enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) provided an Employee Retention Credit (“ERC”) which is a refundable tax credit against certain employment taxes equal to 50% of qualified wages paid, up to $10,000 per employee annually for wages paid. Additional relief provisions were passed by the United States government, which extended and expanded the qualified wage caps on these credits to 70% of qualified wages paid, up to $10,000 per employee per quarter, through September 30, 2021. In November 2021, the Infrastructure Investment and Jobs Act was signed into law and ended the employee retention credit early, making wages paid after December 31, 2021, ineligible for the credit.

ERC benefits of $4.3 million were included in selling, general, administrative expense as an offset to the related compensation expenses in the consolidated statements of operations and comprehensive income for the period ended December 31, 2022. ERC benefits receivable of $2.1 million were included in prepaid expenses and other current assets in the accompanying consolidated balance sheet as of December 31, 2022. The Company received all ERC benefits receivables in January 2023, resulting in the ERC benefits receivable balance to be nil as of March 31, 2023.

Laws and regulations concerning government programs, including the ERC, are complex and subject to varying interpretations. Claims made under these programs may also be subject to retroactive audit and review. While the Company does not believe there is a basis for estimation of an audit or recapture risk at this time, there can be no assurance that regulatory authorities will not challenge the Company’s claim to the ERC in a future period.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard. As such, the Company’s financial statements may not be comparable to companies that comply with public company effective dates.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses and the disclosure of contingent assets and liabilities in the Company’s consolidated financial statements and accompanying notes as of the date of the consolidated financial statements. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Estimates are used for, but not limited to, unbilled accounts receivable, allowance for doubtful accounts, write-down for excess and obsolete inventories, asset lives for property and equipment, fair value of derivatives, and impairment of tangible and intangible assets. Actual results may differ materially and adversely from these estimates. In the current macroeconomic and business environment affected by COVID-19, the Russia-Ukraine conflict and inflationary pressures, these estimates require increased judgment and carry a higher degree of variability and volatility. As events continue to evolve and additional information becomes available, these estimates may change materially in future periods.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Drilling Tools Services, Inc., Drilling Tools International, Inc., Reamco, Inc., Downhole Inspection Solutions, LLC, Premium Tools LLC, Slick Tools International, LLC (formerly, Stinger Oil Tools, LLC), Data Automation Technology LLC, and Drilling Tools International Corporation (Canada). All intercompany accounts and transactions have been eliminated on consolidation.

Foreign Currency Translation and Transactions

The Company has determined that the functional and reporting currency for its operations across the globe is the functional currency of the Company’s international subsidiaries. Accordingly, all foreign balance sheet accounts have been translated into U.S. dollars using the rate of exchange at the respective balance sheet date. Components of the consolidated statements of operations and comprehensive income have been translated at the average rates for the year of the reporting period. Translation gains and losses are recorded in accumulated other comprehensive income as a component of stockholders’ equity. Gains or losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in the consolidated statements of operations and comprehensive income. For the period ended March 31, 2023 and 2022, the aggregate foreign currency translation included in the consolidated statements of operations and comprehensive income totaled approximately nil and $0.1 million in loss, respectively.

Revenue Recognition

The Company recognizes revenue in accordance with Topic 842 (which addresses lease accounting) and Topic 606 (which addresses revenue from contracts with customers). The Company derives its revenue from two revenue types, tool rental services and product sales.

Tool Rental Services

Tool rental services consist of rental services, inspection services, and repair services. Tool rental services are accounted for under Topic 842.

Owned tool rentals represent the most significant revenue type and are governed by the Company’s standard rental contract. The Company accounts for such rentals as operating leases. The lease terms are included in the contracts, and the determination of whether the Company’s contracts contain leases generally does not require significant assumptions or judgements. The Company’s lease revenues do not include material amounts of variable payments. Owned tool rentals represent revenue from renting tools that the Company owns. The Company does not generally provide an option for the lessee to purchase the rented equipment at the end of the lease.

The Company recognizes revenues from renting tools on a straight-line basis. The Company’s rental contract periods are daily, monthly, per well, or based on footage. As part of this straight-line methodology, when the equipment is returned, the Company recognizes as incremental revenue the excess, if any, between the amount the customer is contractually required to pay, which is based on the rental contract period applicable to the actual number of days the drilling tool was out on rent, over the cumulative amount of revenue recognized to date. In any given accounting period, the Company will have customers return the drilling tool and be contractually required to pay the Company more than the cumulative amount of revenue recognized to date under the straight-line methodology.

The Company records the amounts billed to customers in excess of recognizable revenue as deferred revenue on its consolidated balance sheet.

As noted above, the Company is unsure of when the customer will return rented drilling tools. As such, the Company does not know how much the customer will owe the Company upon return of the tool and cannot provide a maturity analysis of future lease payments. The Company’s drilling tools are generally rented for short periods of time (significantly less than a year). Lessees do not provide residual value guarantees on rented equipment.

The Company expects to derive significant future benefits from its drilling tools following the end of the rental term. The Company’s rentals are generally short-term in nature, and its tools are typically rented for the majority of the time that the Company owns them.

Product Sales

Product sales consist of charges for rented tools that are damaged beyond repair, charges for lost-in-hole, and charges for lost-in-transit while in the care, custody or control of the Company’s customers, and other charges for made to order product sales. Product sales are accounted for under Topic 606.

Revenue is recognized when control of promised goods or services is transferred to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To determine revenue recognition for its arrangements with customers, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is probable. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in the revenue standard. The transaction price is measured as consideration specified in a contract with a customer and excludes any sales incentives and taxes or other amounts collected on behalf of third parties. As each of the Company’s contracts with customers contain a single performance obligation to provide a product sale, the Company does not have any performance obligations requiring allocation of transaction prices.

The performance obligation for made to order product sales is satisfied and revenue is recognized at a point in time when control of the asset transfers to the customer, which typically occurs upon delivery of the product or when the product is made available to the customer for pickup at the Company’s shipping dock. Additionally, pursuant to the contractual terms with the Company’s customers, the customer must notify the Company of, and purchase from the Company, any rented tools that are damaged beyond repair, lost-in-hole, or lost-in-transit while in the care, custody or control of the Company’s customers. Revenue is recognized for these products at a point in time upon the customer’s notification to the Company of the occurrence of one of these noted events.

The Company does not have any revenue expected to be recognized in the future related to remaining performance obligations or contracts with variable consideration related to undelivered performance obligations. There was no revenue recognized in the current period from performance obligations satisfied in previous periods.

Revenue per geographic location

Revenue generated was concentrated within the United States. For the period ended March 31, 2023 and 2022, the revenue generated within the United States was $36.6 million and $ 23.5 million, respectively, or 90% of total revenues, respectively. For the period ended March 31, 2023 and 2022, the revenue generated outside of the United States, in Canada, was $4.2 million and $2.5 million, respectively, or 10% of total revenues, respectively.

Contract Assets and Contract Liabilities

Contract assets represent the Company’s rights to consideration for work completed but not billed. As of March 31, 2023 and December 31, 2022, the Company had contract assets of $5.8 million and $4.8 million, respectively. Contract assets were recorded in accounts receivable, net in the accompanying consolidated balance sheets.

Contract liabilities consist of fees invoiced or paid by the Company’s customers for which the associated services have not been performed and revenue has not been recognized based on the Company’s revenue recognition criteria described above. As of March 31, 2023 and December 31, 2022, the Company did not have any material contract liabilities. All deferred revenue were expected to be recognized during the following 12 months, and they were recorded in accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2023 and December 31, 2022.

Accounts Receivable, net

The Company’s accounts receivable consists principally of uncollateralized amounts billed to customers. These receivables are generally due within 30 to 60 days of the period in which the corresponding sales or rentals occur and do not bear interest. They are recorded at net realizable value less an allowance for doubtful accounts and are classified as account receivable, net on the consolidated balance sheets.

Allowance for Doubtful Accounts

The Company adopted ASU 2016-13, Financial Instruments - Credit Losses, on December 31, 2022, which was retroactively applied as of the first day of fiscal year 2022, as further described within the section below titled Recently Adopted Accounting Pronouncements. This accounting standard requires companies to measure expected credit losses on financial instruments based on the total estimated amount to be collected over the lifetime of the instrument. Prior to the adoption of this accounting standard, the Company recorded incurred loss reserves against receivable balances based on current and historical information.

Expected credit losses for uncollectible receivable balances consider both current conditions and reasonable and supportable forecasts of future conditions. Current conditions considered include pre-defined aging criteria, as well as specified events that indicate the balance due is not collectible. Reasonable and supportable forecasts used in determining the probability of future collection consider publicly available macroeconomic data and whether future credit losses are expected to differ from historical losses.

The Company is not party to any off-balance sheet arrangements that would require an allowance for credit losses in accordance with this accounting standard.

As of March 31, 2023 and December 31, 2022, the allowance for doubtful accounts totaled $1.7 million and $1.5 million, respectively.

Inventories, net

Inventories are stated at the lower of cost or net realizable value. Cost is determined by using the specific identification method. Inventory that is obsolete or in excess of forecasted usage is written down to its net realizable value based on assumptions regarding future demand and market conditions. Inventory write-downs are charged to operating costs and establish a new cost basis for the inventory. Inventory includes raw material and finished goods.

Property, Plant and Equipment, net

Property, plant and equipment purchased by the Company are recorded at cost less accumulated depreciation. Depreciation is recorded using the straight-line method based on the estimated useful lives of the depreciable property or, for leasehold improvements, the remaining term of the lease, whichever is shorter. Assets not yet placed in use are not depreciated.

Property, plant and equipment acquired as part of a business acquisition is recorded at acquisition date fair value with subsequent additions at cost.

The cost of refurbishments and renewals are capitalized when the value of the property, plant or equipment is enhanced for an extended period. Expenditures to maintain and repair property, plant and equipment, which do not improve or extend the life of the related assets, are charged to operations when incurred. When property, plant and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

Leases

The Company adopted ASC 842, Leases (“ASC 842”) as of January 1, 2022 using the modified retrospective transition approach, with no restatement of prior periods or cumulative adjustments to retained earnings. Upon adoption, the Company elected the package of transition practical expedients, which allowed it to carry forward prior conclusions related to whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases and initial direct costs for existing leases. The Company elected the use-of-hindsight to reassess lease term. The Company elected not to recognize leases with an initial term of 12 months or less within the consolidated balance sheets and to recognize those lease payments on a straight-line basis in the consolidated statements of operation over the lease term. The new lease accounting standard also provides practical expedients for an entity’s ongoing accounting. The Company elected the practical expedient to not separate lease and non-lease components for all leases.

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and current operating lease liabilities and operating lease liabilities, net of current portion on the consolidated balance sheets. The Company recognizes lease expense for its operating leases on a straight-line basis over the term of the lease.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from a lease. ROU assets and operating lease liabilities are recognized at the commencement date based on the present value of the future minimum lease payments over the lease term. Operating lease ROU assets also include the impact of any lease incentives. An amendment to a lease is assessed to determine if it represents a lease modification or a separate contract. Lease modifications are reassessed as of the effective date of the modification using an incremental borrowing rate based on the information available at the commencement date. For modified leases the Company also reassess the lease classification as of the effective date of the modification.

The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate, because the interest rate implicit in the Company’s leases is not readily determinable. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located.

The Company’s lease terms include periods under options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option in the measurement of its ROU assets and liabilities. The Company considers contractual-based factors such as the nature and terms of the renewal or termination, asset-based factors such as physical location of the asset and entity-based factors such as the importance of the leased asset to the Company’s operations to determine the lease term. The Company generally uses the base, non-cancelable, lease term when determining the ROU assets and lease liabilities. The right-of-use asset is tested for impairment in accordance with Accounting Standards Codification Topic 360, Property, Plant, and Equipment.

Lessor Accounting

Our leased equipment primarily consists of rental tools and equipment. Our agreements with our customers for rental equipment contain an operating lease component under ASC 842 because (i) there are identified assets, (ii) the customer has the right to obtain substantially all of the economic benefits from the use of the identified asset throughout the period of use and (iii) the customer directs the use of the identified assets throughout the period of use.

Our lease agreement contract periods are daily, monthly, per well or based on footage. Lease revenue is recognized on a straight-line basis based on these rates. We do not provide an option for the lessee to purchase the rented tools at the end of the lease and the lessees do not provide residual value guarantees on the rented assets.

We recognized operating lease revenue within “tool rentals” on the consolidated statements of operations and comprehensive income.

Intangible Assets

Intangible assets with finite useful lives include customer relationships, trade name, patents, non-compete agreements and a supply agreement. These intangible assets are amortized either on a straight-line basis over the asset’s estimated useful life or on a basis that reflects the pattern in which the economic benefits of the intangible are realized.

Accounting for Impairment of Long-lived Asset

Long-lived assets with finite lives include property, plant and equipment and acquired intangible assets. The Company evaluates long-lived assets, including acquired intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset exceeds these estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the assets exceeds the fair value of the asset or asset group.

For the period ended March 31, 2023 and 2022, management determined that there was no impairment with regard to their property, plant, and equipment or intangible assets.

Investments - Equity Securities

Equity securities are stated at fair value. Unrealized gains and losses are reflected in the consolidated statements of operations and comprehensive income. The Company periodically reviews the securities for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As of the period ended March 31, 2023 and 2022, the Company believes the cost of the securities was recoverable in all material respects.

Redeemable Convertible Preferred Stock

The Company’s Series A redeemable convertible preferred stock (“Series A”), which represents the Company’s sole class of redeemable convertible preferred stock issued to date, was established on December 28, 2015. Upon establishment of the Series A, the Company issued 20,370,377 shares of Series A for $0.54 per share resulting in aggregate proceeds of $11.0 million.

The Company records shares of its redeemable convertible preferred stock at their respective fair values on the dates of issuance. The Company classifies its redeemable convertible preferred stock outside of permanent equity in mezzanine equity on its consolidated balance sheets as it is redeemable at a fixed date. In accordance with ASC 480-10-S99-3A, the Company recognizes changes in the redemption value of its redeemable convertible preferred stock immediately as they occur and adjusts the carrying amount to redemption value at the end of each reporting period. The Company records accretion of its redeemable convertible preferred stock as a reduction to additional paid-in capital as the Company has an accumulated deficit.

Dividend Rights

Each holder of Series A is entitled to receive cumulative dividends payable at the rate of 7% annually, payable in kind. The dividends accumulate and compound quarterly at the stated dividend rate to the extent they are not paid.

Liquidation Rights

Upon the liquidation, dissolution or winding up of the Company’s business, after provision for payment of all debts and liabilities of the Company, any remaining assets of the Company shall be distributed first to the holders of the Series A and then pro rata to the holders of common stock. Each holder of Series A shall be entitled to receive, in full before any distributions or payments out of the assets of the Company, an amount equal to the Series A stated value of $0.54 per share along with an amount equal to all accumulated and unpaid dividends as of the date of payment. As of March 31, 2023 and as of December 31, 2022, the liquidation preference of the redeemable convertible preferred stock was approximately $18.2 million and $17.9 million, respectively.

Redemption

The Company must redeem all outstanding shares of Series A on the earlier of the seventh anniversary, as amended, of the issuance of the shares, or subject to compliance with the Company’s credit agreement, such earlier date as is determined by the election of holders of at least two-thirds of the outstanding shares of Series A, or the consummation of a firm commitment underwritten public offering by the Company. The redemption price is payable in cash equal to the original purchase price plus accumulated and unpaid dividends.

Conversion Rights

At any time before redemption, each Series A share is convertible into common stock at the option of the holder at its stated value of $0.54 per share, subject to adjustment for stock splits, stock dividends, combinations of shares, and similar recapitalization transactions.

Voting Rights

Each holder of Series A has a right to vote with a number of votes equal to the number of shares of common stock issuable upon conversion of such holder’s Series A at the time such shares are voted. Holders of Series A shall vote together with the holders of common stock (and of any other class or series that may similarly be entitled to vote with the holders of common stock) as a single class on all matters on which holders of common stock are entitled to vote.

Cost of Revenue

The Company recorded all operating costs associated with its product sales and tool rental revenue streams in cost of product sale revenue and cost of tool rental revenue, respectively, in the consolidated statements of operations and comprehensive income. All indirect operating costs, including labor, freight, contract labor and others, are included in selling, general, administrative in the consolidated statements of operations and comprehensive income.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires that the cost of awards of equity instruments offered in exchange for employee services, including employee stock options and restricted stock awards, be measured based on the grant-date fair value of the award. The Company adopted FASB ASU No. 2016-09, Compensation – Stock Compensation (“Topic 718”): Improvements to Employee Share-Based Payment Accounting, on February 1, 2019. This ASU involves several aspects of the accounting for stock-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification in the accompanying consolidated statements of cash flows. The adoption did not have a material impact on the accompanying consolidated financial statements of the Company. The Company determines the fair value of stock options granted using the Black-Scholes-Merton option-pricing model (“Black-Scholes model”) and recognizes the cost over the period during which an employee is required to provide service in exchange for the award, generally the vesting period, net of estimated forfeitures. Because the Company’s common stock is not yet publicly traded, the Company must estimate the fair value of its common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s Redeemable Convertible Preferred Stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; and (vii) precedent transactions involving the Company’s shares. The Company did not grant stock options during the year ended December 31, 2022 or during the three months ended March 31, 2023.

Earnings Per Share

Basic earnings per share is computed by dividing the net income by the weighted-average number of common shares outstanding for the period. Diluted earnings is computed by adjusting net income to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted earnings is computed by dividing the diluted net income by the weighted-average number of common shares outstanding for the period, including potential dilutive common stock. For the purposes of this calculation, outstanding stock options and redeemable convertible preferred stock are considered potential dilutive common stock and are excluded from the computation of net loss per share if their effect is anti-dilutive.

The Company’s redeemable convertible preferred stock does not contractually entitle its holders to participate in profits or losses. As such, it is not treated as a participating security in periods of net income or net loss.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and liabilities.

The Company is subject to state income taxes in various jurisdictions.

The Company follows guidance issued by the FASB in accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the consolidated financial statements and applies to all income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits and upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the consolidated financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. The Company has no uncertain tax positions at March 31, 2023 and December 31, 2022. The Company believes there are no tax positions taken or expected to be taken that would significantly increase or decrease unrecognized tax benefits within twelve months of the reporting date.

The Company records income tax related interest and penalties, if applicable, as a component of the provision for income tax expense. However, there were no amounts recognized relating to interest and penalties in the consolidated statements of operations and comprehensive income for the period ending March 31, 2023 and 2022.

Derivative Financial Instruments

From time to time, the Company may enter into derivative instruments to manage exposure to interest rate fluctuations. During 2016, the Company entered into an interest swap agreement with respect to amounts outstanding under its revolving line of credit.

This arrangement was designed to manage exposure to interest rate fluctuations by effectively exchanging existing obligations to pay interest based on floating rates for obligations to pay interest based on a fixed rate. These derivatives are marked-to-market at the end of each quarter and the realized/unrealized gain or loss is recorded as interest expense. For the period ended March 31, 2023 and 2022, the Company recognized an unrealized loss due to the change in fair value of its interest rate swap of approximately $0.1 million and an unrealized gain of $0.7 million, respectively in its consolidated statements of operations and comprehensive income.

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Classification within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation hierarchy contains three levels:

Level 1 – Valuation inputs are unadjusted quoted market prices for identical assets or liabilities in active markets.

Level 2 – Valuation inputs are quoted prices for identical assets or liabilities in markets that are not active, quoted market prices for similar assets and liabilities in active markets and other observable inputs directly or indirectly related to the assets or liabilities being measured.

Level 3 – Valuation inputs are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are measured and reported on a fair value basis. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

Asset and liabilities measured at fair value are summarized as follows (in thousands):

	Assets at Fair Value as of March 31, 2023
	Level 1	Level 2	Level 3	Total
Investments, equity securities	$1,110	$—	$—	$1,110
Interest rate swap	$—	$371	$—	$371

Total assets at fair value	$1,110	$371	$—	$1,481

	Assets at Fair Value as of December 31, 2022
	Level 1	Level 2	Level 3	Total
Investments, equity securities	$1,143	$—	$—	$1,143
Interest rate swap	$—	$476	$—	$476

Total assets at fair value	$1,143	$476	$—	$1,619

The Company’s interest rate swap is a pay-fixed, receive-variable interest rate swap based on LIBOR swap rate. The LIBOR swap rate is observable at commonly quoted intervals for the full term of the swap and therefore is considered a Level 2 item. For interest rate swaps in an asset position, the credit standing of the counterparty is analyzed and factored into the fair value measurement of the asset. The impact of the Company’s creditworthiness has also been factored into the fair value measurement of the interest rate swap in a liability position. For the period ended March 31, 2023 and 2022, the application of valuation techniques applied to similar assets and liabilities has been consistent.

As of March 31, 2023 and December 31, 2022, the interest rate swap is included in prepaid expenses and other current assets on the consolidated balance sheets.

As of March 31, 2023 and December 31, 2022, the Company did not have any Level 3 assets or liabilities.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable, and long-term debt. The carrying amount of such instruments approximates fair value due to their short-term nature. The carrying value of long-term debt approximates fair value because of the market interest rate of the debt.

Concentration of Credit Risk and Other Risks and Uncertainties

The Company’s customer concentration may impact its overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions affecting the oil and gas industry.

During the three months ended March 31, 2023, the Company generated approximately 28% of its revenue from two customers. During the three months ended March 31, 2022, the Company generated approximately 25% of its revenue from two customers. Amounts due from these customers included in accounts receivable at March 31, 2023 and December 31, 2022 were approximately $7.8 million and $8.6 million, respectively.

During the three months ended March 31, 2023, the Company had one vendor that represented approximately 11% of its purchases. Amounts due to this vendor included in accounts payable at March 31, 2023 and December 31, 2022 were approximately $3.4 million and $0.9 million, respectively.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and marketable securities. The Company maintains accounts in federally insured financial institutions in excess of federally insured limits. Management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which these deposits are held and of the money market funds in which these investments are made. The Company holds marketable securities with high credit ratings.

Operating Segment

Operating segments are identified as components of an enterprise about which discrete financial information is available for evaluation by the chief operating decision-maker (“CODM”) in deciding resource allocation and assessing performance. The Company’s Chief Executive Officer and Chief Financial Officer work together as the CODM. The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making operations decisions, allocating resources and evaluating financial performance. Consequently, the Company has determined it operates in one operating and reportable segment

Recently Issued Accounting Pronouncements Not Yet Adopted

No new accounting pronouncements issued or effective during the three months ended March 31, 2023 had, or are expected to have, a material impact on the Company’s consolidated financial statements.

NOTE 2 – INVESTMENTS – EQUITY SECURITIES

The following table shows the cost and fair value of the Company’s investments in equity securities (in thousands):

	Cost	Unrealized Gain	Fair Value
March 31, 2023	$999	$111	$1,110

	Cost	Unrealized Gain	Fair Value
December 31, 2022	$999	$144	$1,143

Unrealized holding loss on equity securities for the three months ended March 31, 2023 was approximately $33 thousand. Unrealized holding gain on equity securities for the three months ended March 31, 2022 was approximately $0.4 million.

NOTE 3 – BALANCE SHEET DETAILS - CURRENT ASSETS AND CURRENT LIABILITIES

Inventories, net

The following table shows the components of inventories, net (in thousands):

	March 31, 2023	December 31, 2022
Raw materials	$4,808	$3,377
Finished goods	116	115

Total inventories	4,924	3,492
Allowance for obsolete inventory	(201)	(211)

Inventories, net	$4,723	$3,281

Prepaid expenses and other current assets

The following table shows the components of prepaid expenses and other current assets (in thousands):

	March 31, 2023	December 31, 2022
Prepaid expenses:
ERC benefits receivable	$—	$2,117
Deposits on inventory	1,394	680
Prepaid insurance	129	358
Prepaid rent	408	381
Prepaid equipment	1,269	179
Prepaid other	94	173
Other current assets:
Interest rate swap asset	$371	$476
Other	—	17

Total	$3,665	$4,381

Accrued expenses and other current liabilities

The following table shows the components of accrued expenses and other current liabilities (in thousands):

	March 31, 2023	December 31, 2022
Accrued expenses:
Accrued compensation and related benefits	$4,197	$3,392
Accrued insurance	331	525
Accrued professional services	724	509
Accrued interest	67	62
Accrued property taxes	337	41
Accrued purchase orders	153	—
Other	44	38
Other current liabilities:
Income tax payable	$783	$1,780
Sales tax payable	672	587
Unbilled lost-in-hole revenue	288	282
Deferred revenue	15	83

Total accrued expenses and other current liabilities	$7,611	$7,299

NOTE 4 – PROPERTY, PLANT AND EQUIPMENT, NET

The following table shows the component of property, plant and equipment, net (in thousands):

	Estimated Useful Lives (in Years)	March 31, 2023	December 31, 2022
Rental tools and equipment	5-10	167,500	160,973
Buildings and improvements	5-40	5,873	5,781
Office furniture, fixtures and equipment	3-5	2,190	2,101
Transportation and equipment	3-5	796	827
Construction in progress		222	9

Total property, plant and equipment		176,581	169,691
Less: accumulated deprecation		(127,406)	(125,537)

Property, plant and equipment, net		$49,175	$44,154

Total depreciation expense for the three months ended March 31, 2023 and 2022 was approximately $5.0 million and $5.1 million, respectively. The Company has not acquired any property, plant and equipment under capital leases.

Property, plant and equipment, net, were concentrated within the United States. As of March 31, 2023 and December 31, 2022, property, plant and equipment, net held within the United States was $47.1 million and $41.8 million, or 96% and 95% of total property, plant and equipment, respectively. As of March 31, 2023 and December 31, 2022, property, plant and equipment, net held outside of the United States, in Canada, was $2.0 million and $2.3 million, or 4% and 5% of total property, plant and equipment, respectively.

NOTE 5 – INTANGIBLE ASSETS, NET

The following table shows the components of intangible assets, net (in thousands):

	Useful Lives (in Years)	March 31, 2023	December 31, 2022
Trade Name	10-13	$1,280	$1,280
Technology	13	270	270

Total intangible assets		1,550	1,550
Less: accumulated amortization		(1,299)	(1,287)

Intangible assets, net		$251	$263

Total amortization expense for the three months ended March 31, 2023 and 2022 was approximately $12 thousand and $0.1 million, respectively.

NOTE 6 – REVOLVING CREDIT FACILITY

In December 2015, the Company entered into a credit facility with a bank. The facility provides for a revolving line of credit in the original amount of $48.0 million, which is $60.0 million, as amended, at December 31, 2022. For the year ended December 31, 2022 the interest on the amount drawn was based on SOFR or the bank’s base lending rate plus applicable margin (approximately 7.42% at December 31, 2022). For the three months ended March 31, 2023, the interest on the amount drawn was based on SOFR or the bank’s base lending rate plus applicable margin (approximately 8.34% at March 31, 2023). The credit facility is collateralized by substantially all the assets of the Company and matures December 31, 2025.

The Company is subject to various restrictive covenants associated with these borrowings including, but not limited to, a fixed charge ratio, and a minimum amount of undrawn availability. At March 31, 2023, the Company was in compliance with these covenants.

NOTE 7 – NOTES PAYABLE, NET

Notes payable, net consisted of the unsecured promissory note, net of discount. The unsecured promissory note was paid off in full as of December 31, 2022.

On October 31, 2018, in conjunction with an acquisition, the Company entered into an unsecured promissory note with the seller in the amount of $5.5 million. Periodic payments on this note are due as follows, $1.5 million on February 1, 2019; $1.0 million annually on October 31 beginning in 2019, and through 2022. There is no stated interest rate in the agreement; therefore, management imputed an interest rate of 5.2% and recorded a discount of $0.5 million on the note and will accrete the discount to interest expense over the term of the note. The effective interest rate on the note is 10.91%. The note matured and was paid in full, including the unamortized discount, on October 31, 2022.

As of March 31, 2023, there are no future minimum payments related to notes payable, net.

NOTE 8 – INCOME TAXES

The Company recorded income tax expense on the consolidated statements of operation and comprehensive income of $1.7 million and $0.4 million for the three months ended March 31, 2023 and 2022, respectively.

The Company calculates its tax provision using the discreet quarter methodology. The Company’s effective tax rate for the three months ended March 31, 2023 and 2022 were provisions of 23.2% and 24.3%, respectively. Such rates differed from the Federal Statutory rate of 21.0% primarily due to the state taxes, foreign income taxes on the Company’s international operations and state income taxes. and permanent differences.

The Company records deferred tax assets and liabilities for the future tax benefit or expense that will result from differences between the carrying value of its assets for income tax purposes and for financial reporting purposes, as well as for operating loss and tax credit carryovers. A valuation allowance is recorded to bring the net deferred tax assets to a level that is more likely than not to be realized in the foreseeable future. This level will be estimated based on a number of factors, especially the amount of net deferred tax assets of the Company that are actually expected to be realized, for tax purposes, in the foreseeable future. There was no change to the valuation allowance during the three months ended March 31, 2023 and 2022.

NOTE 9 – SHARE-BASED COMPENSATION

The Company’s 2012 Nonqualified Stock Option Plan (the Plan) permitted the grant of share options to its employees for up to 4,555,779 shares of common stock. On September 1, 2013, the Company amended the Plan to permit the grant of share options to its employees for up to 13,000,000 shares of common stock. Under the Plan, option awards are generally granted with an exercise price equal to the market price for the Company’s stock at the date of grant; those option awards generally vest over three years of continuous service with one-third vesting on the first, second, and third anniversaries of the option’s grant date. Those awards which contain performance conditions vest upon satisfaction of such performance conditions. Certain option awards provide for conditional or accelerated vesting if there is a change in control, as defined in the Plan.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model. Expected volatilities are based on comparable public company data. The Company uses future estimated employee termination and forfeiture rates of the options within the valuation model. The expected term of options granted is derived using the “plain vanilla” method due to the lack of history and volume of option activity at the Company. The risk-free rate is based on the approximate U.S. Treasury yield rate in effect at the time of grant. The Company’s calculation of share price involves the use of different valuation techniques, including a combination of an income and market approach.

Determination of the fair value is a matter of judgment and often involves the use of estimates and assumptions. During the three months ended March 31, 2023 and the year ended December 31, 2022 there were no options granted, exercised or forfeited, respectively.

Non-vested shares at March 31, 2023 and December 31, 2022 totaled 2,340,000, respectively, which consist of performance shares, for which the performance conditions have not been satisfied at March 31, 2023 and December 31, 2022, respectively.

For the three months ended March 31, 2023 and 2022, there was no share-based compensation expense charged to operating costs and expenses, respectively.

NOTE 10 – RELATED PARTY TRANSACTIONS

For the three months ended March 31, 2023 and 2022, management fees paid to a shareholder were approximately $0.2 million and $0.1 million, respectively, and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income.

For the three months ended March 31, 2023 and 2022, the Company paid rent expense to a shareholder of approximately $13 thousand, respectively, relating to the lease of a building. Future minimum lease payments related to this lease are included in the future minimum lease schedule in Note 11.

NOTE 11 – LEASES

The Company adopted ASC Topic 842 on January 1, 2022 using the modified retrospective approach. Comparative information has not been restated and continues to be reported under ASC Topic 840, Leases, which was the accounting standard in effect for those periods.

The Company leases various facilities and vehicles under non-cancelable operating lease agreements. As of March 31, 2023, all of the Company’s leases were operating leases.

For the three months ended March 31, 2023, the components of the Company’s lease expense were as follows (in thousands):

Three Months ended March 31, 2023
Operating Lease Cost	$1,518
Short-term Lease Cost	30
Variable Lease Cost	84
Sublease Income	(46)

Total Lease Cost	$1,587

Supplemental balance sheet information related to leases was as follows (in thousands):

Three Months ended
March 31, 2023
Weighted-average remaining lease term (in years)	7.07
Weighted average discount rate	5.64%

Three Months ended
March 31, 2023
Right-of-use assets obtained in exchange for new operating lease liabilities	$2,516
Cash paid for amounts included in the measurement of lease liabilities	1,352

Future undiscounted cash flows for each of the next five years and thereafter and reconciliation to the lease liabilities recognized on the balance sheet as of March 31, 2023 were as follows (in thousands):

2023	$3,510
2024	4,136
2025	3,739
2026	3,362
2027	2,354
Thereafter	7,477

Total lease payments	$24,578
Less: imputed interest	(4,302)

Present value of lease liabilities	$20,276

The Company entered into a lease agreement for general office space, the Southcreek Lease, in Houston, Texas on November 1, 2021. The lease requires a Standby Letter of Credit (LOC) of approximately $0.3 million that expires April 2023.

There are no minimum fixed lease payments that are to be earned over the years as the weighted average remaining lease term is 7.07 years.

For the three months ended March 31, 2023 and 2022, tool rental revenue was approximately $32.3 million and $20.4 million, respectively. Due to the short term nature of the contracts, no maturity table is presented.

NOTE 12 – EMPLOYEE BENEFITS

The Company has a defined contribution plan that complies with Section 401(k) of the Internal Revenue Code. All employees are auto enrolled at a 3% contribution, unless they opt out, beginning on the first plan entry date following six months of service. Plan entry dates are the first day of January and July. In March of 2020, the Company suspended any employee contribution match effective immediately and through the end of 2021. The match was reinstated on January 1, 2022. For 2022, the Company matched employee contributions 150% of the first 3% of employee contributions, not to exceed $2 thousand per participant per calendar year. Employees vest in employer contributions over six years. The contribution is limited to the maximum contribution allowed under the Internal Revenue Service Regulations. The total expense for the three months ended March 31, 2023 and 2022 was approximately $0.2 million, respectively.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

The Company maintains operating leases for various facilities and vehicles. See note 11, Leases, for further information.

Litigation

From time to time, the Company may become involved in various legal proceedings in the ordinary course of its business and may be subject to third-party infringement claims.

In the normal course of business, the Company may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations or covenants, other third-party claims that the Company’s products when used for their intended purposes infringe the intellectual property rights of such other third parties, or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim.

As of March 31, 2023 and December 31, 2022, the Company has not been subject to any pending litigation claims.

Management Fee

The Company is required to pay a monthly management fee to a shareholder. The fee is based upon a percentage of the Company’s trailing twelve months, earnings before interest, taxes and accumulated depreciation amount, as defined in the management agreement.

NOTE 14 – EARNINGS PER SHARE

Basic earnings per share is computed using the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed using the weighted-average number of common shares outstanding for the period plus dilutive potential common shares, including performance share awards, using the treasury stock method. Performance share awards are included based on the number of shares that would be issued as if the end of the reporting period was the end of the performance period and the result was dilutive.

The following table sets forth the computation of the Company’s basic and diluted net earnings per share for the three months ended March 31, 2023 and 2022 (in thousands except share and per share data):

	Three Months Ended March 31,
	2023	2022
Numerator:
Net income (loss)	$5,701	$1,333
Less: Redeemable convertible preferred stock dividends	(314)	(294)

Net income (loss) attributable to common shareholders — basic	$5,387	$1,039

Add: Redeemable convertible preferred stock dividends	314	294

Net income (loss) attributable to common shareholders — diluted	$5,701	$1,333

Denominator
Weighted-average common shares used in computing earnings (net loss) per share — basic	52,363,872	52,363,872
Weighted-average effect of potentially dilutive securities:
Effect of potentially dilutive stock options	4,410,987	4,410,987
Effect of potentially dilutive redeemable convertible preferred stock	20,370,377	20,370,377

Weighted-average common shares outstanding — diluted	77,145,236	77,145,236

Earnings (net loss) per share — basic	$0.10	0.02

Earnings (net loss) per share — diluted	$0.07	0.02

As of March 31, 2023 and March 31, 2022, the Company’s potentially dilutive securities were redeemable convertible preferred stock and options to purchase common stock. Based on the amounts outstanding as of the three months ended March 31, 2023 and March 31, 2022, the Company excluded the following potential common shares from the computation of diluted net loss per share because including them would have had an anti-dilutive effect:

	Three Months ended March 31,
	2023	2022
Performance-based options outstanding	2,340,000	2,340,000
Time-based options outstanding	614,000	614,000

Total	2,954,000	2,954,000

NOTE 15 – SUBSEQUENT EVENTS

The Company has evaluated all events occurring through June 26, 2023, the date on which these consolidated financial statements were issued, and during which time, nothing has occurred outside the normal course of business operation that would require disclosure.